UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 23, 2015 (January 19, 2015)

American Realty Capital Global Trust II, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

333-196549	35-2506937
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 14th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

(212) 415-6500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

2 Boulevard Konrad Adenauer

On January 19, 2015, American Realty Capital Global Trust II, Inc. (the “Company”), through its wholly-owned subsidiary, entered into a share purchase agreement (the “Agreement”) to purchase a build-to-suit headquarter office building located at 2 Boulevard Konrad Adenauer in Luxembourg (the “Property”). The transaction is structured as a share purchase deal whereby the Company will purchase all of the shares held by IVG Institutional Funds GmbH (the “Seller”) in 2 Boulevard Konrad Adenauer S.à r.l (the “Luxembourg Holding Company”), the entity that owns the Property. The Seller is the 100% owner of the Luxembourg Holding Company. Neither the Seller nor the Luxembourg Holding Company have a material relationship with the Company, the Company’s sponsor, operating partner or advisor or any of their respective affiliates.

Pursuant to the terms of the Agreement, the Company’s obligation to close the acquisition of the Property is subject to certain customary closing conditions. The Agreement contains customary representations and warranties by the Seller. Although the Company believes that the acquisition of the Property is probable, there can be no assurance that the acquisition of the Property will be consummated.

The contract purchase price for the Property is approximately $79.0 million (based upon an exchange rate of $1.16 to €1.00), exclusive of closing costs. The Company has made a $2.32 million nonrefundable deposit. The Company intends to fund the purchase price with proceeds from its ongoing initial public offering. The Company may seek financing for the Property at or after closing from a lender yet to be identified. There is no assurance that the Company will be able to secure financing on terms that it deems favorable or at all.

The Property contains approximately 238,000 rentable square feet and is 100% leased to a wholly-owned subsidiary of Deutsche Bank AG. The lease commenced in December 2013, has a 10-year term and expires in December 2023. The lease contains annual rental escalations based on published inflation statistics. The lease contains one 3-year renewal option. The lease is net whereby the tenant is required to pay substantially all operating expenses, in addition to base rent. The annualized rental income for the initial lease term is approximately $5.5 million (based upon an exchange rate of $1.16 to €1.00).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

Date:January 23, 2015	By:	/s/ Scott J. Bowman
		Name:	Scott J. Bowman
		Title:	Chief Executive Officer